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--------                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION        -----------------------------
 FORM 3                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES          OMB Number:       3235-0104
                                                                                                        Expires:  December 31, 2001
                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Estimated average burden
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or     hours per response      0.5
(Print or Type Responses)                Section 30(f) of the Investment Company Act of 1940           -----------------------------
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1. Name and Address of Reporting Person*         2. Date of Event Re-   4. Issuer Name and Ticker or Trading Symbol
                                                    quiring Statement
   RGC International Investors, LDC                 (Month/Day/Year)    Learn2 Corporation; LTWC.OB
-------------------------------------------------                       ------------------------------------------------------------
    (Last)          (First)          (Middle)     September 25, 2001    5. Relationship of Reporting Person(s) 6. If Amendment, Date
                                                 -----------------------    to Issuer (Check all applicable)      of Original
c/o Rose Glen Capital Management, L.P.           3. IRS or Identifica-      Director        X  10% Owner         (Month/Day/Year)
3 Bala Plaza East, Suite 501                        tion Number of      ----               ----
251 St. Asaphs Road                                 Reporting Person,       Officer (give      Other (specify  ---------------------
-------------------------------------------------   if an entity             title below)       below)         7. Individual or
                    (Street)                        (voluntary)         ----               ----                   Joint/Group Filing
                                                                                                                  (Check Applicable
                                                                                                                   Line)
                                                                           ---------------------------            Form filed by One
                                                                                                                  Reporting Person
                                                                                                               ---
                                                                                                                  Form filed by
                                                                                                                  More than One
                                                                                                                X Reporting Person
Bala Cynwyd,          PA               19004                                                                   ---
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    (City)          (State)            (Zip)                                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
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Common Stock, par value $0.001 per share              12,609,323                       D(1)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).                                 SEC 1473 (3-99)

                                                    1 of 3 pages


               POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
               TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
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1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                      Date                                               Price of     Deriv-      (Instr. 5)
                                     (Month/Day/                                         Deri-        ative
                                      Year)                                              vative       Security:
                                   --------------------------------------------------    Security     Direct
                                                                             Amount                   (D) or
                                    Date     Expir-                          or                       Indirect
                                    Exer-    ation           Title           Number                   (I)
                                    cisable  Date                            of
                                                                             Shares                 (Instr. 5)
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NONE
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Explanation of Responses:

(1) The Common Stock is owned directly by RGC International Investors, LDC ("RGC"), a private investment fund. Rose Glen Capital Management, L.P ("Rose Glen") is the investment manager of RGC. RGC General Partner Corp. ("Partner") is the general partner of Rose Glen. Rose Glen and Partner disclaim beneficial ownership of the Common Stock except to the extent of their pecuniary interest.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually
      signed. If space is insufficient, SEE Instruction 6 for procedure.     /s/ Gary S. Kaminsky                 October 5, 2001
                                                                            ----------------------------------    ------------------
                                                                            **Signature of Reporting Person       Date
Potential persons who are to respond to the collection of information       RGC International Investors, LDC
contained in this form are not required to respond unless the form           By: Rose Glen Capital Management, L.P
displays a currently valid OMB Number.                                         By: RGC General Partner Corp.
                                                                                By: Gary S. Kaminsky, Managing
                                                                                    Director

                                                                                2 of 3 pages

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FORM 3 (CONTINUED)

         ADDITIONAL FILING PERSONS:                                    NATURE OF OWNERSHIP

         Rose Glen Capital Management, L.P                             Indirect (1)
         3 Bala Plaza East, Suite 501
         251 St. Asaphs Road
         Bala Cynwyd, PA 19004

         RGC General Partner Corp.                                     Indirect  (1)
         3 Bala Plaza East, Suite 501
         251 St. Asaphs Road
         Bala Cynwyd, PA 19004

         Designated Filer:                           RGC International Investors, LDC
         Issuer and Trading Symbol:                  Learn2 Corporation; LTWC.OB
         Date of Event Requiring Filing:             September 25, 2001


         SIGNATURES

           /s/ Gary S. Kaminsky                                 /s/ Gary S. Kaminsky
         --------------------------------                     -----------------------
         Rose Glen Capital Management, L.P                    RGC General Partner Corp.
            By: RGC General Partner Corp.                      By: Gary S. Kaminsky
               By: Gary S. Kaminsky                                Managing Director
                  Managing Director

                                                                            3 of 3 pages

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